Exhibit 10.1

First Amendment to

Ordinary Shares Purchase Agreement

This First Amendment to the Ordinary Shares Purchase Agreement (the “First Amendment”) is made and entered into as of the 16th day of May, 2021 (the “First Amendment Effective Date”) by and between INTEC PHARMA LTD., a company organized and existing under the laws of the State of Israel (the “Company”), and ASPIRE CAPITAL FUND, LLC, an Illinois limited liability company (the “Buyer”).

WHEREAS:

The Company and the Buyer entered into that certain Ordinary Shares Purchase Agreement (the “Agreement”) dated as of December 2, 2019. The Company and the Buyer now desire to amend the Agreement, however, only as set forth in this First Amendment.

NOW THEREFORE, the Company and the Buyer hereby agree as follows:

1.	Section 1(b) of the Agreement is deleted in its entirety and replaced by the following:

The Company’s Right to Require Regular Purchases. Subject to the terms and conditions of this Agreement, on any given Business Day after the Commencement Date, the Company shall have the right but not the obligation to direct the Buyer by its delivery to the Buyer of a Purchase Notice from time to time, and the Buyer thereupon shall have the obligation, to buy the number of Purchase Shares specified in such notice, up to Fifty Thousand (50,000) Purchase Shares, on such Business Day (as long as such notice is delivered on or before 5:00 p.m. Eastern Time on such Business Day) (each such purchase, a “Regular Purchase”) at the Purchase Price on the Purchase Date; however, in no event shall the Purchase Amount of a Regular Purchase exceed Five Hundred Thousand Dollars ($500,000) per Business Day, unless the Buyer and the Company mutually agree otherwise. The Company and the Buyer may mutually agree to increase the number of Purchase Shares that may be sold per Regular Purchase to as much as an additional 2,000,000 Purchase Shares per Business Day. The Company may deliver additional Purchase Notices to the Buyer from time to time so long as the most recent purchase has been completed. The Fifty Thousand (50,000) share amount in this Section 1(b) shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction. The Two Million (2,000,000) share amount in this Section 1(b) shall not be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction.

2.	Section 1(c) of the Agreement is deleted in its entirety and replaced by the following:

VWAP Purchases. Subject to the terms and conditions of this Agreement, in addition to purchases of Purchase Shares as described in Section 1(b) above, the Company shall also have the right but not the obligation to direct the Buyer by the Company’s delivery to the Buyer of a VWAP Purchase Notice from time to time as follows:

(i) with one Business Day’s prior written notice (as long as such notice is delivered on or before 5:00 p.m. Eastern Time on the Business Day immediately preceding the VWAP Purchase Date), and the Buyer thereupon shall have the obligation, to buy the VWAP Purchase Share Percentage of the trading volume of the Ordinary Shares on the VWAP Purchase Date up to the VWAP Purchase Share Volume Maximum on the VWAP Purchase Date (each such purchase, a “VWAP Purchase”) at the VWAP Purchase Price. The Company may only deliver a VWAP Purchase Notice to the Buyer on or before 5:00 p.m. Eastern Time on a date on which the Company also submits a Purchase Notice for a Regular Purchase of 10,000 Purchase Shares to the Buyer. Unless the Buyer and the Company mutually agree otherwise, any single VWAP Purchase Notice shall be limited to no more than 12,500 Purchase Shares in connection with such VWAP Purchase Notice. The VWAP Purchase Amount and the VWAP Purchase Price shall be determined at the end of the VWAP Purchase Date and confirmed by the Buyer and approved by the Company. However, the VWAP Purchase Amount and the VWAP Purchase Price shall be determined before the end of the VWAP Purchase Date at such time if during the VWAP Purchase Date either: (1) the Sale Price falls below the VWAP Minimum Price Threshold or (2) the trading volume of Ordinary Shares on the Principal Market exceeds the VWAP Purchase Share Volume Maximum during normal trading hours. In such circumstances if:

(A) the Sale Price falls below the VWAP Minimum Price Threshold during the VWAP Purchase Date, (1) the VWAP Purchase Amount shall be calculated using the VWAP Purchase Share Percentage of the aggregate Ordinary Shares traded on the Principal Market for such portion of the VWAP Purchase Date prior to the time that the Sale Price fell below the VWAP Minimum Price Threshold and (2) the VWAP Purchase Price shall be calculated using the volume weighted average price of all Ordinary Shares sold during such portion of the VWAP Purchase Date prior to the time that the Sale Price fell below the VWAP Minimum Price Threshold.

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OR

(B) the trading volume of Ordinary Shares on the Principal Market exceeds the VWAP Purchase Share Volume Maximum on the VWAP Purchase Date before normal trading hours end (meaning that the VWAP Purchase Share Estimate has been reached at a time before the end of normal trading hours), the VWAP Purchase Amount and VWAP Purchase Price shall be calculated using the volume weighted average price of all Ordinary Shares sold during such portion of the VWAP Purchase Date prior to the time that the trading volume of Ordinary Shares on the Principal Market exceeds the VWAP Purchase Share Volume Maximum.

(ii) By no later than 5:00 p.m. Eastern Time on any VWAP Purchase Date, the Buyer shall submit to the Company a written confirmation of the VWAP Purchase in form and substance reasonably acceptable to the Company setting forth the VWAP Purchase Amount and the VWAP Purchase Price, i.e., the exact amount of Ordinary Shares to be sold pursuant to such VWAP Purchase Notice and the exact price to be paid by the Buyer to the Company. Upon approval by the Company of the VWAP Purchase Amount and the VWAP Purchase Price and receipt by the Company of full payment of the Purchase Amount related to such VWAP Purchase, the Company shall promptly deliver notice to the transfer agent of the VWAP Purchase, including instructions to promptly issue an amount of Ordinary Shares equal to the Purchase Shares to be purchased by the Buyer in connection with such VWAP Purchase. The Company may deliver additional VWAP Purchase Notices to the Buyer from time to time so long as there is not more than one outstanding purchase (either a Regular Purchase or VWAP Purchase) that is not then fully completed, i.e. the Buyer has fully paid for and has received such Purchase Shares. The amounts in this Section 1(c) shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

3.	Section 1(h) of the Agreement is deleted in its entirety and replaced by the following:

Compliance with Principal Market Rules. Notwithstanding anything in this Agreement to the contrary, and in addition to the limitations set forth in Section 1(e), the total number of Ordinary Shares that may be issued under this Agreement, including the Commitment Shares (as defined in Section 4(e) hereof), shall be limited to 963,914 Ordinary Shares (the “Exchange Cap”), which equals 19.99% of the Company’s outstanding Ordinary Shares as of the date hereof, unless shareholder approval is obtained to issue more than such 19.99%. The Exchange Cap shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction. The foregoing limitation shall not apply if shareholder approval has not been obtained and at any time the Exchange Cap is reached and at all times thereafter the average price paid for all Ordinary Shares issued under this Agreement is equal to or greater than $3.44 (the “Minimum Price”), a price equal to the lower of (1) the Closing Sale Price immediately preceding the execution of this Agreement or (2) the arithmetic average of the five (5) Closing Sale Prices for the Ordinary Shares immediately preceding the execution of this Agreement (in such circumstance, for purposes of the Principal Market, the transaction contemplated hereby would not be “below market” and the Exchange Cap would not apply). The Minimum Price shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction. Notwithstanding the foregoing, the Company shall not be required or permitted to issue, and the Buyer shall not be required to purchase, any Ordinary Shares under this Agreement if such issuance would breach the Company’s obligations under the rules or regulations of the Principal Market or other applicable law (including, without limitation the Israeli Companies Law – 1999, as amended – “Companies Law”). The Company may, in its sole discretion, determine whether to obtain shareholder approval to issue more than 19.99% of its outstanding Ordinary Shares hereunder if such issuance would require shareholder approval under the rules or regulations of the Principal Market or the Companies Law.

4.	Section 10(x) of the Agreement is deleted in its entirety and replaced by the following:

“VWAP Purchase Share Estimate” means the number of Ordinary Shares that the Company elects to set forth in a VWAP Purchase Notice in connection with a VWAP Purchase pursuant to Section 1(c) hereof which is the maximum number of Ordinary Shares that the Buyer may be obligated to buy in such VWAP Purchase but which shall not exceed 12,500 Ordinary Shares for any one VWAP Purchase (to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, share split, reverse share split or other similar transaction).

5.	Except as amended and modified by this First Amendment, the Agreement is hereby ratified and affirmed.

[Signature page follows]

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IN WITNESS WHEREOF, the Buyer and the Company have caused this First Amendment to Common Stock Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

INTEC PHARMA LTD.

By:	/s/ Nir Sassi
Name:	Nir Sassi
Title:	Chief Financial Officer

BUYER:

ASPIRE CAPITAL FUND, LLC

BY:	ASPIRE CAPITAL PARTNERS, LLC
BY:	SGM HOLDINGS CORP.

By:	/s/ Steven Martin
Name:	Steven G. Martin
Title:	President

[Signature page to First Amendment to Common Stock Purchase Agreement]